UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
April 6, 2022
Date of Report (Date of earliest event reported)

LENNAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 Northwest 107th Avenue, Miami, Florida 33172
(Address of principal executive offices) (Zip Code)
(305) 559-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $.10	LEN	New York Stock Exchange
Class B Common Stock, par value $.10	LEN.B	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) The Compensation Committee (the “Committee”) of the Board of Directors of Lennar Corporation (the “Company”) is committed to establishing executive compensation programs that are aligned with creating short term and long term shareholder value. For 2022, the Committee approved a new component to be included in these programs. The Company’s named executive officers, as well as all other senior management team members, have elected to have a certain percentage of their pretax cash bonuses reduced prior to payment to establish a bonus pool that will provide additional compensation to Lennar associates at the lower end of the Company’s compensation levels. The Company believes this will achieve a more inclusively distributed compensation program throughout the organization. The Company further believes that the additional benefits to a broader population will lead to greater alignment with creating shareholder value throughout the Company, as well as better retention of our most qualified associates.

The reduction of the cash bonus to contribute to this bonus pool is a minimum of 25% for each Stuart Miller, Executive Chairman, Rick Beckwitt, Co-Chief Executive Officer and Co-President, and Jonathan Jaffe, Co-Chief Executive Officer and Co-President, with the ability of the Committee to make upward adjustments to the percent contributed. The cash bonuses will be reduced after having been calculated as currently set forth in the original 2022 Award Agreements. Reductions of cash bonuses to contribute to this bonus pool will also occur for the remaining named executive officers, as well as other senior management team members, at varying percentages.

The Committee also approved an additional change to the 2022 Award Agreements for each of Messrs. Miller, Beckwitt and Jaffe to provide that, after the cash bonus is determined (including the reduction discussed in the prior paragraph), if the cash bonus to which such officer is entitled is greater than the value of such officer’s 2022 equity grant, then a portion of the cash bonus will be paid in stock rather than cash, such that the value of the cash bonus and the equity awards is approximately equal. The Company believes that a 50/50 split between the cash bonus and stock creates a strong alignment between the executive officers and shareholders. With respect to the portion of the cash bonus paid in stock rather than cash, 60% will be performance shares and 40% will be restricted shares. Both will be subject to the terms and conditions as described for such shares under the 2022 Restricted Stock Agreement, which was filed as Exhibit 10.2 to a Form 8-K dated February 28, 2022.

The Committee approved these changes to the 2022 Award Agreements of the named executive officers on April 6, 2022. The original 2022 Award Agreements, which were granted under the Company’s 2016 Incentive Compensation Plan, as amended, were filed as Exhibit 10.1 to a Form 8-K dated February 28, 2022.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

104	Cover Page Interactive Data File--the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2022	Lennar Corporation

	By:	/s/ Diane Bessette
	Name:	Diane Bessette
	Title:	Vice President, Chief Financial Officer and Treasurer